Exhibit 2.4

AGREEMENT AND PLAN OF MERGER

OF

BWAY CORPORATION

AND

BWAY MANUFACTURING, INC.

THIS AGREEMENT AND PLAN OF MERGER (“Plan of Merger”), is made and entered into as of April 13, 2004, by and between BWAY Corporation, a Delaware corporation (“BWAY”) and BWAY Manufacturing, Inc., a Delaware corporation and wholly-owned subsidiary of BWAY (“Manufacturing”), such corporations being sometimes hereinafter referred to collectively as the “Constituent Corporations” and individually as a “Constituent Corporation.”

W I T N E S S E T H :

WHEREAS, the Board of Directors of the Constituent Corporations deem it advisable and for the benefit of the Constituent Corporations and the shareholders of the Constituent Corporations that Manufacturing merge into and with BWAY pursuant to the terms of this Plan of Merger and in accordance with the applicable laws of the State of Delaware; and

WHEREAS, this Plan of Merger contemplates a tax-free merger of Manufacturing with and into BWAY in a reorganization pursuant to Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, for and in consideration of the premises hereof and of the mutual agreements hereinafter contained, it is hereby agreed by and between the parties hereto that Manufacturing (hereinafter sometimes referred to as the “Merged Corporation”) be merged with and into BWAY, with BWAY being the surviving entity in such merger (which in its capacity as surviving corporation is hereinafter sometimes referred to as the “Surviving Corporation”), in accordance with the applicable laws of the State of Delaware, that such merger be effective upon the filing of a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware (the “Effective Time”), and that the terms and conditions of the merger hereby agreed upon and the mode of carrying the same into effect be as follows:

1.

At the Effective Time, the Certificate of Incorporation of BWAY shall be the Certificate of Incorporation of the Surviving Corporation.

2.

Until altered, amended or repealed, as therein provided, the Bylaws of BWAY as in effect at the Effective Time shall be the Bylaws of the Surviving Corporation.

3.

The manner of converting or otherwise dealing with the shares of each of the Constituent Corporations is as follows:

Upon the Effective Time:

(i)	All of the issued and outstanding shares of Manufacturing shall be automatically canceled, surrendered and terminated.

(ii)	All of the issued and outstanding shares of BWAY shall continue to represent the same number of outstanding shares of the Surviving Corporation as represented immediately prior to the merger.

4.

Upon the Effective Time, the separate existence of the Merged Corporation shall cease, and the Surviving Corporation shall possess all of the rights, privileges, immunities, powers and franchises, as well of a public nature as of a private nature, of each of the Constituent Corporations; and all property, real, personal and mixed, and all debts due on whatever account, and all other choices in action, and all and every other interest of or belonging to or due to each of such corporations shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed, and the title to any real estate or any interest therein vested in the Constituent Corporations shall not revert or be in any way impaired by reason of this merger; and the Surviving Corporation shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of the Constituent Corporations; and any claim existing or action or proceeding, civil or criminal, pending by or against any of said Constituent Corporations may be prosecuted as if such merger had not taken place, or the Surviving Corporation may be substituted in its place, and any judgment rendered against any of such corporations may thenceforth be enforced against the Surviving Corporation; and neither the rights of creditors nor any liens upon the property of the Constituent Corporations shall be impaired by such merger.

5.

If at any time the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other things are necessary or desirable to vest in the Surviving Corporation, according to the terms hereof, the title to any property or rights of the Merged Corporation, the proper officers and directors of the Merged Corporation shall and will execute and make all such proper assignments and assurances and do all things necessary and proper to vest title in such property or rights in the Surviving Corporation, and otherwise to carry out the purposes of this Plan of Merger.

6.

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[SIGNATURES BEGIN ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the Constituent Corporations have each caused this Plan of Merger to be executed on their respective behalves and their respective corporate seals affixed hereto, all on the day and year first above written.

SURVIVING CORPORATION:

BWAY CORPORATION

By:	/s/ J. M. O’Connell
Its: Vice President and Secretary

MERGING CORPORATION:

BWAY MANUFACTURING, INC.

By:	/s/ J. M. O’Connell
Its: Vice President and Secretary